Republic Airways Holdings Inc. and American Airlines Reach Comprehensive Agreement on a Long-Term Commercial Relationship

Revised relationship with American secures Republic’s viability and is a critical step in Republic’s reorganization.

INDIANAPOLIS - (BUSINESS WIRE) - (SEPTEMBER 2) - Republic Airways Holdings Inc. announced today that it has reached an agreement with American Airlines that secures a long-term relationship between the two airlines and today has filed a motion for its approval in the United States Bankruptcy Court for the Southern District of New York.

“This is a major milestone in our journey towards a successful restructuring. Our amended agreement with American Airlines secures a majority of our flying commitments and importantly secures the size and scope of our ongoing Ejet fleet,” said Bryan Bedford, Chairman, President and CEO of Republic. “American’s participation in our restructuring program is paramount to our ability to implement our strategy of consolidating our air carrier operating certificates. American is a long-standing strategic partner of Republic and our relationship extends back to our initial capacity purchase agreement for regional jet operations at US Airways. We look forward to continuing to provide high levels of safe and reliable operations to American and its customers,” Bedford added.

The amended agreement provides for:

•	a single capacity purchase agreement that prescribes the flying commitments and obligations of Republic and American related to the legacy American and US Airways capacity purchase agreements;

•
permitting the removal of certain aircraft, an extension in duration of Republic’s flying for certain aircraft for American, which will facilitate Republic’s ability to favorably restructure the remaining aircraft financing obligations, and allowing for the potential restoration of service of a certain number of aircraft, subject to Republic’s ability to secure suitable financing of the aircraft;

•	facilitates Republic’s transition to a single air carrier operating certificate by reconfiguring 80-seat aircraft to 76-seat configuration.

The parties anticipate that the motion will be heard before the Honorable Sean H. Lane on September 21, 2016. The new agreement will become effective in accordance with the terms of the Amendment following issuance of the approval order by the court.

Zirinsky Law Partners PLLC and Hughes Hubbard & Reed LLP are serving as Republic’s legal advisors in the restructuring. Seabury Securities LLC is serving as Republic’s financial advisor. Latham & Watkins LLP and Haynes and Boone, LLP are serving as American’s legal advisors and Millstein & Co. is serving as American’s financial advisor.

About Republic Airways

Republic Airways Holdings Inc., based in Indianapolis, is an airline holding company that owns Republic Airline and Shuttle America Corporation, collectively called “the airlines.” The airlines offer approximately 1,000 flights daily to 105 cities in 38 states, Canada, the Caribbean, the Bahamas, and Mexico through Republic’s fixed-fee codeshare agreements under our major airline partner brands of American Eagle, Delta Connection and United Express. The airlines currently employ about 5,800 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our annual report on Form 10-K.